Exhibit 99.1

NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Mathias J. Barton, CFO	www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the Fourth Quarter and Year Ended December 27, 2008

Colmar, Pennsylvania (February 27, 2009) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the fourth quarter ended December 27, 2008.

Sales decreased 4.5% to $80.7 million for the three months ended December 27, 2008 from $84.5 million last year.  The revenue drop was the result of a decline in demand across most of our product lines.

Reported net income in the fourth quarter of 2008 was $4.9 million compared to net income of $3.7 million in the same period last year.  Reported diluted earnings per share in the fourth quarter of 2008 were $0.27 compared to $0.20 in the same period last year.  Excluding the impact of the one-time items shown in the reconciliation of non-GAAP measures below, net income in the fourth quarter of 2008 was $4.2 million compared to net income of $4.4 million in the same period last year and diluted EPS in the fourth quarter of 2008 decreased to $0.23 from $0.24 in the same period last year.

Despite softness in the U.S. economy, revenues for the twelve months ended December 27, 2008 were up 4.5% to $342.3 million from $327.7 million last year.  Revenue growth resulted from higher new product sales and further penetration of existing automotive lines.

Reported net income for the twelve months ended December 27, 2008 was $17.8 million compared to net income of $19.2 million in the same period last year.  Reported diluted earnings per share in the twelve months ended December 27, 2008 were $0.99 compared to $1.06 in the same period last year.  Excluding the impact of the one-time items shown in the reconciliation of non-GAAP measures below, net income in 2008 was $17.1 million compared to net income of $19.1 million in the same period last year and diluted EPS in 2008 decreased to $0.95 from $1.05 in the same period last year.

For the year ended December 27, 2008 and December 29, 2007:
•	Gross profit margin was 32.2% in 2008 compared to 34.3% in the prior year. The decrease is primarily the result of strategic investments to grow market share and higher material and shipping costs.
•
Selling, general and administrative expenses in 2008 increased 4.7% to $81.8 million from $78.1 million in 2007.  The increase is the result of higher variable costs related to our sales growth and increased staffing levels in product development, engineering and quality control.  These increases were partially offset by incentive compensation expense which was $1.8 million lower in 2008 than in the prior year due to lower earnings levels.  Results for 2007 also include a $1.4 million reduction in vacation expense due to the vacation policy change mentioned above.

•	Interest expense, net, decreased to $0.9 million in 2008 from $1.9 million in 2007 due to lower borrowing levels and interest rates.
•	Our effective tax rate decreased to 35.2% from 40.2% in the prior year. The decrease is primarily the result of a $0.7 million tax benefit realized upon the disposition of our Canadian subsidiary.

Mr. Richard Berman, Chairman and Chief Executive Officer, said, "Our OE Solutions product lines continued to grow at double digit rates in the fourth quarter while most other lines declined due to softened demand.  Our customers and end users continue to support our new products despite the weak economy.  The strength of our balance sheet affords us the opportunity to make investments in new product development so that we can continue to enhance our leadership position in the aftermarket with innovative new products and solutions for our customers and end users.”

Dorman Products, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets.  Dorman products are marketed under the OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Symmetry (R) and Scan-Tech (R) brand names.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's 2007 Annual Report on Form 10-K under "Item 1A - Risk Factors."

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Fourth Quarter (unaudited)	12/27/08	Pct.	12/29/07	Pct.
Net sales	$80,687	100.0	$84,462	100.0
Cost of goods sold	54,875	68.0	56,343	66.7
Gross profit	25,812	32.0	28,119	33.3
Selling, general and administrative expenses	19,318	24.0	20,220	23.9
Goodwill impairment	-	-	414	0.5
Income from operations	6,494	8.0	7,485	8.9
Interest expense, net	146	0.1	305	0.4
Income before income taxes	6,348	7.9	7,180	8.5
Provision for income taxes	1,498	1.9	3,496	4.1
Net income	$4,850	6.0	$3,684	4.4
Earnings per share
Basic	$0.27	-	$0.21	-
Diluted	$0.27	-	$0.20	-
Average shares outstanding
Basic	17,649	-	17,699	-
Diluted	18,018	-	18,132	-

	52 Weeks		52 Weeks
Year to Date	12/27/08	Pct.	12/29/07	Pct.
Net sales	$342,325	100.0	$327,725	100.0
Cost of goods sold	232,140	67.8	215,256	65.7
Gross profit	110,185	32.2	112,469	34.3
Selling, general and
administrative expenses	81,781	23.9	78,083	23.8
Goodwill impairment	-	-	414	0.1
Income from operations	28,404	8.3	33,972	10.4
Interest expense, net	920	0.3	1,856	0.6
Income before income taxes	27,484	8.0	32,116	9.8
Provision for income taxes	9,671	2.8	12,923	3.9
Net income	$17,813	5.2	$19,193	5.9
Earnings per share
Basic	$1.01	-	$1.08	-
Diluted	$0.99	-	$1.06	-
Average shares outstanding
Basic	17,675	-	17,693	-
Diluted	18,049	-	18,132	-

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	12/27/08	12/29/07
Assets:
Cash and cash equivalents	$5,824	$6,918
Accounts receivable	77,101	76,897
Inventories	93,577	80,565
Deferred income taxes	11,626	10,111
Prepaid expenses	2,135	1,921
Total current assets	190,263	176,412
Property & equipment	25,053	25,680
Goodwill	26,553	26,662
Other assets	1,553	1,901
Total assets	$243,422	$230,655

Liability & Shareholders' Equity:
Current portion of long-term debt	$86	$8,654
Accounts payable	21,900	18,752
Accrued expenses and other	8,040	10,718
Total current liabilities	30,026	38,124
Long-term debt and other	17,464	10,811
Deferred income taxes	8,088	7,862
Shareholders' equity	187,844	173,858
Total Liabilities and Equity	$243,422	$230,655

Selected Cash Flow Information:
(in thousands)	13 Weeks (unaudited)		52 Weeks (unaudited)
	12/27/08	12/29/07	12/27/08	12/29/07
Depreciation and amortization	$1,965	$1,992	$7,672	$7,744
Capital Expenditures	$1,531	$1,310	$7,323	$5,371

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(in thousands, except per-share amounts)

This press release contains non-GAAP measures which adjust net income and diluted earnings per share to exclude the impact of the following one-time items:
-
Effective December 31, 2006, we changed our vacation policy so that vacation is earned ratably throughout the year rather than at the end of the preceding year.  This change resulted in a reduction in our vacation accrual of $1.8 million in 2007, $0.4 million of which was recorded in the three months ended December 29, 2007.

-
Results for the thirteen weeks and year ended December 29, 2007 include $0.4 million in non-cash write downs of goodwill of our Canadian subsidiary as a result of a strategic review and realignment of the business as well as a $0.6 million non-cash charge to our provision for income taxes to provide a valuation allowance for deferred tax assets of the subsidiary.

-	Results for the thirteen weeks and year ended December 27, 2008 include a $0.7 million tax benefit realized upon the disposition of our Canadian subsidiary.

The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company’s management uses internally to evaluate the Company’s baseline performance.  A reconciliation of net income and diluted earnings per share follows:

	13 Weeks (unaudited)
	12/27/08	12/29/07	% Change
Net income, as reported	$4,850	$3,684	31.7%

Less: Vacation adjustment, net of tax	-	(274)	N/A
Less: Tax benefit upon disposition of subsidiary	(673)	-	N/A
Add: Asset write down	-	998	N/A

Net income, as adjusted	$4,177	$4,408	-5.2%

Diluted EPS, as reported	$0.27	$0.20	35.0%

Less: Vacation adjustment, net of tax	-	(0.02)	N/A
Less: Tax benefit upon disposition of subsidiary	(0.04)	-	N/A
Add: Asset write down	-	0.06	N/A

Diluted EPS, as adjusted	$0.23	$0.24	-4.2%

	52 Weeks (unaudited)
	12/27/08	12/29/07	% Change
Net income, as reported	$17,813	$19,193	-7.2%

Less: Vacation adjustment, net of tax	-	(1,094)	N/A
Less: Tax benefit upon disposition of subsidiary	(673)	-	N/A
Add: Asset write down	-	998	N/A

Net income, as adjusted	$17,140	$19,097	-10.2%

Diluted EPS, as reported	$0.99	$1.06	-6.6%

Less: Vacation adjustment, net of tax	-	(0.06)	N/A
Less: Tax benefit upon disposition of subsidiary	(0.04)	-	N/A
Add: Asset write down	-	0.05	N/A

Diluted EPS, as adjusted	$0.95	$1.05	-9.5%